Exhibit 2.1
THIRD AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
This Third Amendment to Second Amended and Restated Loan and Security Agreement (this “Amendment”) dated as of August 27, 2009, is between Bank of America, N.A., formerly LaSalle Bank National Association (the “Bank”) and Ebix, Inc. f/k/a Ebix.com, Inc. (the “Borrower”).
RECITALS
A. The Bank and the Borrower entered into a certain Second Amended and Restated Loan and Security Agreement dated as of August 31, 2006, as amended by a First Amendment to Second Amended and Restated Loan and Security Agreement dated as of August 31, 2007 and a Second Amendment to Second Amended and Restated Loan and Security Agreement dated as of December 14, 2007 (collectively, the “Loan Agreement”).
B. The Borrower and the Bank have agreed to enter into this Amendment to, among other things, extend the Revolving Credit Loan Maturity Date to December 11, 2009.
AGREEMENT
1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Loan Agreement.
2. Amendments. The Loan Agreement is hereby amended as follows:
(a)	By deleting the definition “Senior Debt to EBITDA Ratio” from Section 1.1 of the Loan Agreement and adding the definitions “Funded Debt”, “Funded Debt to EBITDA Ratio” and “Guarantee” in the appropriate alphabetical order as follows:

“Funded Debt” shall mean all outstanding liabilities of the Borrower for borrowed money and other interest-bearing liabilities, including current and long term debt, the drawn and unreimbursed amounts of all letters of credit issued for the account or benefit of the Borrower, and any Guarantee of the Borrower.”

“Funded Debt to EBITDA Ratio” shall mean the ratio of Funded Debt to EBITDA.

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

(b)	The fourth sentence of Section 2.1(A) of the Loan Agreement is hereby amended to read in its entirety as follows:

“The Revolving Credit Loan Commitment shall terminate on December 11, 2009 (the “ Revolving Credit Loan Maturity Date”).”

(c)	Section 7.14 is hereby amended to read in its entirety as follows:

“7.14 Incur Other Debt. Create, incur or assume any Debt, other than (i) the Senior Debt, including the Loan, (ii) Debt described in Financial Statements provided to the Bank on or before August 31, 2006, (iii) unsecured Debt to Whitebox VSC, Ltd. (A) in a current outstanding principal amount of $5,305,846.00 evidenced by a Promissory Note dated December 18, 2007 and (B) in a current outstanding principal amount of $10,387,000.00 evidenced by a Promissory Note dated July 11, 2008 (such permitted indebtedness to Whitebox VSC, Ltd, shall not include any advances made to the Borrower after the date of the applicable Promissory Note) and (iv) unsecured Debt in an amount not to exceed $25,000,000 in the aggregate incurred or issued after August 24, 2009.”

(d)	By adding new Section 7.20 as follows:

“7.20. Subsidiary Guarantees. Permit any of its Subsidiaries to create, incur, assume or suffer to exist any Guarantee of such Subsidiary, except guarantees by any Subsidiary of the Obligations of the Borrower to the Bank and a guaranty by Ebix Australia Pty Limited of certain obligations of the Borrower to Whitebox VSC Ltd. pursuant to a Guaranty dated December 18, 2007.”

(e)	By adding new Section 8.14 as follows:
“8.14 Subsidiary Guarantees. In the event the Borrower creates or acquires any domestic Subsidiary it will, within 10 days of such event, cause such Subsidiary to execute or join an existing guaranty of the Obligations of the Borrower to the Bank in form and substance satisfactory to the Bank.”
(f)	Section 9.1(B) of the Loan Agreement is hereby amended to read in its entirety as follows:

“(B) Funded Debt to EBITDA Ratio. The Borrower will maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding 2.50 to 1.0. measured on a quarterly basis for each preceding twelve (12) month period on a rolling basis, beginning with the quarter ended September 30, 2009.”
3. Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) the Recitals are true and correct, (b) there is no event which is, or with notice or lapse of time or both would be a default or an Event of Default under the Loan Agreement or any Loan Document, (c) the representations and warranties in the Loan Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (d) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound, (e) all security interests and liens granted by the Borrower or any subsidiary of the Borrower to Whitebox VSC, Ltd. have been terminated, (f) this Amendment is within the Borrower’s powers, has been duly authorized, and does not conflict with any of the Borrower’s organizational papers and (g) that the person executing this Amendment on behalf of the Borrower is a duly appointed officer or other representative of the Borrower with authority to execute and deliver this Amendment on behalf of such Borrower.
4. Agreement.
(a)	Except as provided in this Amendment, all of the terms and conditions of the Loan Agreement shall remain in full force and effect and the Borrower hereby reaffirms its obligations under the Loan Agreement as amended by this Amendment and the Loan Documents, without defense, right of set off or recoupment, claim or counterclaim of any kind or nature (and to the extent there exists any such defense, right of set off or recoupment, claim or counterclaim on the date hereof, the same is hereby forever released, discharged and waived by the Borrower).

(b)	This Amendment (i) is limited precisely as specified herein and except as specifically set forth herein does not constitute nor shall be deemed to constitute a modification, acceptance or waiver of any term or provision of the Loan Agreement or the Loan Documents or a waiver of any Event of Default, (ii) is not intended to be, nor shall it be construed to create, a novation or an accord and satisfaction of any obligation or liability of the Borrower under the Loan Agreement or any Loan Documents, and (iii) shall not prejudice or be deemed to prejudice any rights or remedies Bank may now have or may in the future have under or in connection with the Loan Agreement or any Loan Documents.

(c)	Borrower hereby releases, acquits and forever discharges the Bank, and the Bank’s predecessors, parent corporations, subsidiaries, affiliates, successors and assigns and their respective officers, directors, shareholders, employees, agents, attorneys and representatives (each a “Bank Related Party”) from any and all liabilities, claims, demands, damages, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, direct or indirect, disputed or undisputed, at law or in equity, or known or unknown, and whether or not heretofore asserted, that the Borrower now has or ever had or claims to have or have had against the Bank or any Bank Related Party relating to or arising out of, or in any way connected with or resulting from the Loan Agreement and any Loan Documents or any transactions contemplated thereby.

(d)	The Borrower will promptly terminate, or cause the termination of, all financing statements and other public records reflecting any security interests and liens granted by the Borrower or any subsidiary of the Borrower to Whitebox VSC, Ltd.
5. Conditions. This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank:
(a)	Evidence that the execution, delivery and performance by the Borrower of this Amendment and any instrument or agreement required under this Amendment have been duly authorized.

(b)	A fee in the amount of $10,000.00.

(c)	A Continuing and Unconditional Guaranty executed by each domestic Subsidiary of the Borrower in favor of the Bank and evidence that the execution, delivery and performance of such Guaranty by each Subsidiary have been duly authorized.

(d)	A Revolving Credit Note executed by the Borrower.
6. Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page to this Amendment by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Amendment.
7. Confirmation of Collateral. The Borrower (i) confirms to the Bank all security interests and liens granted by it to the Bank securing the obligations of the Borrower to the Bank arising under the Loan Agreement and the Loan Documents, (ii) acknowledges and agrees that all such obligations shall continue to be secured by any and all such security interests and liens, and (iii) agrees that nothing in this Amendment is intended, or shall be construed, to modify, affect or impair the perfection or continuity of such security interests and liens.

8. FINAL AGREEMENT. BY SIGNING THIS AMENDMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS AMENDMENT REPRESENTS THE FINAL AGREEMENT BETWEEN PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS AMENDMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS AMENDMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.
This Amendment is executed under seal as of the date stated at the beginning of this Amendment.

BANK:

Bank of America, N.A.

By:	/s/ Thomas M. Paulk
Thomas M. Paulk, Vice President

BORROWER:

Ebix, Inc.

By:	/s/ Robin Raina
Title: President & Chief Executive Officer